Exhibit 99.1

News Release

For more information, please contact:
Investor Relations:
Dexter Congbalay
224-306-1535
Dexter.Congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Holdings Completes Acquisition of the Remaining Interests in European Joint Venture Lamb-Weston/Meijer

EAGLE, ID (Feb. 28, 2023) – Lamb Weston Holdings, Inc. (NYSE: LW) (“Lamb Weston” or the “Company”) announced today it has completed its purchase of the remaining equity interests in its European joint venture with Meijer Frozen Foods B.V. The final transaction consideration consisted of €525 million in cash, subject to certain adjustments, and 1,952,421 shares of Lamb Weston common stock. The Company announced its intent to purchase the interest in October 2022.

Having completed the transaction, Lamb Weston owns 100% of Lamb-Weston/ Meijer, v.o.f., which formerly operated as a 50/50 joint venture between a wholly-owned subsidiary of Lamb Weston and Meijer Frozen Foods. With the acquisition, the Company adds an additional five manufacturing facilities to its footprint worldwide, including four facilities in the Netherlands and one in the United Kingdom, as well as a sixth manufacturing facility operated through a 75% interest in a joint venture in Austria. These facilities produce nearly two billion pounds (910,000 MT) of finished frozen products annually.

While it was a 50% owner of Lamb-Weston/Meijer, the Company recorded its 50% portion of earnings in Equity Method Investment Earnings in its financial statements. As of the transaction closing, Lamb-Weston/Meijer will be a wholly-owned subsidiary of the Company, and the Company will fully consolidate Lamb-Weston/Meijer’s results in its financial statements.

About Lamb Weston

Lamb Weston is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.